EXHIBIT 1.2
Pricing Agreement
To the Underwriters named
in Schedule I hereto
September 28, 2006
Ladies and Gentlemen:
          The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Conditions, dated September 28, 2006, attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement General Terms and Conditions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement General Terms and Conditions so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement General Terms and Conditions are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement General Terms and Conditions and the addresses of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.
          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
          Each Underwriter, severally and not jointly, represents and agrees that:
i.	in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’), it has not made and will not make an offer of Designated Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and

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notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Designated Securities to the public in that Relevant Member State at any time:
a.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b.	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c.	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an ‘‘offer of Designated Securities to the public’’ in relation to any Designated Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Designated Securities to be offered so as to enable an investor to decide to purchase or subscribe the Designated Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
ii.	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Designated Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

iii.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (‘‘FSMA’’)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company;

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iv.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

v.	it has not, offered, sold, transferred or delivered the Designated Securities in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and has not distributed or circulated in The Netherlands the Prospectus nor any other document in respect of the offering of the Designated Securities, other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or in circumstances where one of the exceptions to or exemptions from the prohibition contained in article 3(1) of the Securities Transactions Supervision Act 1995 (‘‘Wet toezicht effectenverkeer 1995’’) applies.

vi.	it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Designated Securities in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit, of any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

vii.	it has not offered or sold the Designated Securites, directly or indirectly, in the People’s Republic of China (for such purposes, not including the Hong Kong or Macau Special Administrative Regions or Taiwan).

viii.	it has not offered or sold the Designated Securities in Hong Kong by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and it has not issued any advertisement, invitation or document relating to the Designated Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Designated Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

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ix.	it will not circulate or distribute the Prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Designated Securities, and it will not offer or sell the Designated Securities, or make the Designated Securities the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, chapter 289 of Singapore (the ‘‘Securities and Futures Act’’), (b) to a sophisticated investor, and in accordance with the conditions specified, in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act; provided that where the Designated Securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Designated Securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
          Subject to the terms and conditions set forth herein and in the Underwriting Agreement General Terms and Conditions incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to such Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement General Terms and Conditions incorporated herein by reference, shall constitute a binding agreement between each Underwriter, on the one hand, and the Company, on the other.

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Very truly yours, THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ John N. Giamalis
	Name:	John N. Giamalis
	Title:	Senior Vice President and Treasurer

Accepted as of the date hereof:
BANC OF AMERICA SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WACHOVIA CAPITAL MARKETS, LLC
As Representatives of the Underwriters listed in
Schedule I to the Pricing Agreement

BANC OF AMERICA SECURITIES LLC

By:	/s/ Peter J. Carbone

Name: Peter J. Carbone Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Richard M. Baio

Name: Richard M. Baio Title: Vice President

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Amy Kabatznick

Name: Amy Kabatznick Title: Managing Director

SCHEDULE I

Principal Amount
of 2011 Notes
Underwriters	to Be Purchased
Banc of America Securities LLC	$106,668,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	106,666,000
Wachovia Capital Markets, LLC	106,666,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	26,668,000
SunTrust Capital Markets, Inc.	26,666,000
Wells Fargo Securities, LLC	26,666,000

Total	$400,000,000

Principal Amount of
2016 Notes
Underwriters	to Be Purchased
Banc of America Securities LLC	$80,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	80,000,000
Wachovia Capital Markets, LLC	80,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	20,000,000
SunTrust Capital Markets, Inc.	20,000,000
Wells Fargo Securities, LLC	20,000,000

Total	$300,000,000

Principal Amount of
2036 Notes
Underwriters	to Be Purchased
Banc of America Securities LLC	$80,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	80,000,000
Wachovia Capital Markets, LLC	80,000,000
Greenwich Capital Markets, Inc.	20,000,000
SunTrust Capital Markets, Inc.	20,000,000
Wells Fargo Securities, LLC	20,000,000

Total	$300,000,000

I-1

SCHEDULE II
Title of Designated Securities:
5.25% Senior Notes due October 15, 2011 (“2011 Notes”)
5.50% Senior Notes due October 15, 2016 (“2016 Notes”)
5.95% Senior Notes due October 15, 2036 (“2036 Notes”)
Aggregate Principal Amount:
$400,000,000 of 5.25% Senior Notes due October 15, 2011
$300,000,000 of 5.50% Senior Notes due October 15, 2016
$300,000,000 of 5.95% Senior Notes due October 15, 2036
Initial Offering Price by Underwriter:
     99.893% of the principal amount of the 2011 Notes, plus accrued interest, if any, from October 3, 2006.
     99.814% of the principal amount of the 2016 Notes, plus accrued interest, if any, from October 3, 2006.
     99.360% of the principal amount of the 2036 Notes, plus accrued interest, if any, from October 3, 2006.
Purchase Price by Underwriter:
     99.293% of the principal amount of the 2011 Notes, plus accrued interest, if any, from October 3, 2006.
     99.164% of the principal amount of the 2016 Notes, plus accrued interest, if any, from October 3, 2006.
     98.485% of the principal amount of the 2036 Notes, plus accrued interest, if any, from October 3, 2006.
Form of Designated Securities:
     Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.
Specified Funds for Payment of Purchase Price:
     Federal (same day) funds
Applicable Time:
     6:00 p.m. (New York City time) on the date of the Pricing Agreement.

Time of Delivery:
     10:00 a.m. (New York City time) on October 3, 2006, or at such other time and date as the Representatives and the Company may agree upon in writing.
Indenture:
     Indenture dated March 9, 2004 between the Company and JP Morgan Chase (or an of its successors), as Trustee (the “Trustee”).
Maturity:
October 15, 2011 for the 2011 Notes
October 15, 2016 for the 2016 Notes
October 15, 2036 for the 2036 Notes
Interest Rate:
5.250% for the 2011 Notes
5.50% for the 2016 Notes
5.95% for the 2036 Notes
Interest Payment Dates:
     Semi-annually in arrears on April 15 and October 15, commencing April 15, 2007 for the 2011 Notes.
     Semi-annually in arrears on April 15 and October 15, commencing April 15, 2007 for the 2016 Notes.
     Semi-annually in arrears on April 15 and October 15, commencing April 15, 2007, for the 2036 Notes.
Redemption Provisions:
     The Designated Securities may be redeemed in whole or in part at any time and from time to time at a price to be determined as set forth in the Prospectus under the caption “Description of the Notes — Optional Redemption”.
Defeasance
     As set forth in the Prospectus under the caption “Description of the Debt Securities — Defeasance”.
Closing Location:
     Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or at such other place as the Representatives and the Company may agree upon in writing.

Names and Addresses of Representatives:
Banc of America Securities LLC
40 West 57th Street
NY1-040-27-03
New York, NY 10019
Attention: High Grade Transaction Management/Legal
Merill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
North Tower
New York, NY 10080
Attention: Kerry Cannella
Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288-0602
Attn: Jeremy Schwartz

Information Provided by the Underwriter:
The Underwriters have furnished to the Company for use in the Prospectus Supplement:
(a)	The names of the Underwriters in the tables of Underwriters under the caption “Underwriting” in the Prospectus Supplement;

(b)	The second paragraph of text following the tables of Underwriters under the caption “Underwriting” in the Prospectus Supplement;

(c)	The third sentence of the sixth paragraph of text following the tables of Underwriters under the caption “Underwriting” in the Prospectus Supplement; and

(d)	The seventh paragraph of text following the tables of Underwriters under the caption “Underwriting” in the Prospectus Supplement.

SCHEDULE III
•	Final Terms Sheet, dated September 28, 2006, relating to the Designated Securities, as filed pursuant to Rule 433 under the Act and attached as Schedule IV hereto.

SCHEDULE IV
$400,000,000 of 5.25% Senior Notes due October 15, 2011
$300,000,000 of 5.50% Senior Notes due October 15, 2016
$300,000,000 of 5.95% Senior Notes due October 15, 2036
FINAL TERMS SHEET
September 28, 2006
5.25% Senior Notes due October 15, 2011

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$400,000,000

Trade Date:	September 28, 2006

Settlement Date (T+3):	October 3, 2006

Final Maturity:	October 15, 2011

Interest Rate:	5.250%

Benchmark Treasury:	4.625% UST due August, 2011

Benchmark Treasury Price:	100-07

Benchmark Treasury Yield:	4.574%

Spread to Treasury:	+70 bps

Public Offering Price:	99.893% Per Note; Total for 2011 Notes:
$399,572,000

Interest Payment Dates:	Semi-annually in arrears on April 15 and October
15, commencing April 15, 2007

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+ 10 bps

Authorized Denominations:	$2,000 and integral multiples of $1,000 in
excess thereof

CUSIP:	416515AQ7

Book-Running Managers:	Banc of America Securities LLC
Merrill Lynch & Co.
Wachovia Securities

5.50% Senior Notes due October 15, 2016

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$300,000,000

Trade Date:	September 28, 2006

Settlement Date (T+3):	October 3, 2006

Final Maturity:	October 15, 2016

Interest Rate:	5.50%

Benchmark Treasury:	4.875% UST due August, 2016

Benchmark Treasury Price:	101-31

Benchmark Treasury Yield:	4.624%

Spread to Treasury:	+90 bps

Public Offering Price:	99.814% Per Note; Total for 2016 Notes:
$299,442,000

Interest Payment Dates:	Semi-annually in arrears on April 15 and October
15, commencing April 15, 2007

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+ 15 bps

Authorized Denominations:	$2,000 and integral multiples of $1,000 in
excess thereof

CUSIP:	416515AR5

Book-Running Managers:	Banc of America Securities LLC
Merrill Lynch & Co.
Wachovia Securities
5.95% Senior Notes due October 15, 2036

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$300,000,000

Trade Date:	September 28, 2006

Settlement Date (T+3):	October 3, 2006

Final Maturity:	October 15, 2036

Interest Rate:	5.95%

Benchmark Treasury:	4.500% UST due February, 2036

Benchmark Treasury Price:	95-26

Benchmark Treasury Yield:	4.766%

Spread to Treasury:	+ 123 bps

Public Offering Price:	99.360% Per Note; Total for 2036 Notes:
$298,080,000

Interest Payment Dates:	Semi-annually in arrears on April 15 and October
15, commencing April 15, 2007

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+ 20 bps

Authorized Denominations:	$2,000 and integral multiples of $1,000 in
excess thereof

CUSIP:	416515AS3

Book-Running Managers:	Banc of America Securities LLC
Merrill Lynch & Co.
Wachovia Securities
USE OF PROCEEDS
     We expect the net proceeds from the offerings of our senior notes to be approximately $988.9 million, after deducting underwriting discounts and the estimated expenses of the offerings that we will pay. We intend to use the net proceeds for: (i) the redemption of $500 million aggregate principal amount of our 7.45% Junior Subordinated Deferrable Interest Debentures due 2050 underlying all outstanding 7.45% Trust Originated Preferred Securities, Series C, issued by Hartford Capital III; (ii) the pre-funding of $200 million of payments due at the maturity of Hartford Life, Inc. (“HLI”) 7.10% Notes, due June 15, 2007, of which $200 million are outstanding; and (iii) the paydown of approximately $200 million of our approximately $498 million commercial paper portfolio, which consists of instruments maturing between October 2006 and December 2006 with a weighted average interest rate of 5.42% as of September 27, 2006. The remainder of the net proceeds will be used for general corporate purposes.

CAPITALIZATION
     The following table sets forth as of June 30, 2006 on a consolidated basis:
• our actual capitalization; and

• our capitalization as adjusted to give effect to the consummation of the sale of the senior notes in the offerings and the application of the net proceeds from the offerings, as described under “Use of Proceeds”.
     The following data is qualified in its entirety by our consolidated financial statements and the related notes and other information contained elsewhere in our Preliminary Prospectus Supplement dated September 28, 2006, as filed with the Securities and Exchange Commission and the accompanying prospectus attached thereto, or incorporated therein by reference.

	As of June 30, 2006
	Actual	As Adjusted
	(unaudited, in millions)
Short-Term Debt
Commercial Paper(1)	$984	$786
Current maturities of long-term debt(2)	400	400

Total Short-Term Debt	1,384	1,186

Long-Term Debt
Senior Notes (other than the notes offered hereby) and Debentures(3)	2,892	2,892
5.25% Senior Notes due October 15, 2011	—	400
5.50% Senior Notes due October 15, 2016	—	300
5.95% Senior Notes due October 15, 2036	—	300
Junior Subordinated Debentures	488	—

Total Long-Term Debt	3,380	3,892

Total Debt	4,764	5,078

Stockholders’ Equity
Common Stock (par value $0.01 per share; 750 million shares authorized; 307 million shares issued)(1)	3	3
Additional paid-in capital(1)	5,183	5,183
Retained earnings	11,167	11,167
Treasury stock, at cost (3 million shares)	(46)	(46)
Accumulated other comprehensive income (loss)	(924)	(924)

Total Stockholders’ Equity	15,383	15,383

Total Capitalization	$20,147	$20,461

(1)	On August 16, 2006, we issued 12,128,503 shares of our common stock in connection with the settlement of purchase contracts originally issued in May 2003 as components of our 13,800,000 7% Equity Units. We received proceeds of $689,825,000 from the issuance of our common stock in settlement of the forward purchase contracts. We used the proceeds from the stock issuance plus cash on hand to repay $690 million of commercial paper, including the $200 million of commercial paper issued to finance the redemption of HLI’s 7.625% Junior Subordinated Deferrable Interest Debentures due 2050 described in footnote (2) below. None of these transactions are reflected in the capitalization table above.

(2)	On July 14, 2006, we redeemed $200 million of HLI’s 7.625% Junior Subordinated Deferrable Interest Debentures due 2050, underlying all outstanding 7.625% Trust Preferred Securities, Series B, of Hartford Life Capital II. This debt was reclassified from long-term to short-term debt in the quarter ended June 30, 2006. The redemption is not reflected in the capitalization table above.

(3)	On September 6, 2006, we commenced exchange offers to holders of HLI’s $250,000,000 outstanding principal amount of 7.65% Debentures due 2027 and $400,000,000 outstanding principal amount of 7.375% Senior Notes due 2031 (together, the “HLI notes”), offering to exchange, for each $1,000 of HLI notes, $1,000 principal amount of new notes issued by Hartford Financial Services Group, Inc. (the “HFSG notes”) and cash, plus unpaid and accrued interest on the HLI notes. We intend to fund the cash and accrued interest payable in connection with the exchange offers with available cash. Cash paid to holders of HLI notes in connection with the exchange offers will be reflected on our balance sheet as a reduction of long-term debt. Assuming that we exchange new HFSG notes for the $403,182,000 of HLI notes tendered as of September 27, 2006, ''Senior Notes (other than the notes offered hereby) and Debentures’’ in the capitalization table above would have been reduced by $87 million, with the cash payment calculated in accordance with the Prospectus and Consent Solicitation Statement, dated September 5, 2006, filed with the Securities and Exchange Commission on Form S-4 (Registration File No. 333-135608) using the bid-side yield to maturity of the 4.50% U.S. Treasury Security due February 15, 2036 on September 27, 2006. Neither this reduction nor the new HFSG notes to be issued in the exchange offers are reflected in the capitalization table above.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com, by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-866-500-5408, or by calling Wachovia Capital Markets, LLC toll-free 1-800-326-5897 or e-mailing syndicate.ops@wachovia.com.